CHAPMAN AND CUTLER LLP                                    111 WEST MONROE STREET
                                                         CHICAGO, ILLINOIS 60603


                                October 26, 2017


First Trust Exchange-Traded Fund III
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187


      Re:           First Trust Exchange-Traded Fund III
              -----------------------------------------------

Ladies and Gentlemen:

      We have served as counsel for the First Trust Exchange-Traded Fund III (the "Trust"), which proposes to offer and sell shares of its series (the "Shares"), First Trust Municipal High Income ETF (the "Fund"), in the manner and on the terms set forth in Post-Effective Amendment No. 84 and Amendment No. 85 to its Registration Statement on Form N-1A filed on or about October 26, 2017 (the "Amendment") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively.

      In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Morgan, Lewis & Bockius LLP issued to the Trust or Trust's counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

      Based upon the foregoing, we are of the opinion that:

      The Shares of the Fund may be issued from time to time in accordance with the Trust's Amended and Restated Declaration of Trust dated June 12, 2017 and the Trust's By-Laws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of the purchase price of not less than the net asset value per Share, and such Shares, when so issued and sold by the Fund, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.


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First Trust Exchange-Traded Fund III
October 26, 2017
Page 2



      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-176976) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

                                                 Respectfully submitted,

                                                 /s/ Chapman and Cutler LLP

                                                 CHAPMAN AND CUTLER LLP